Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Shareholder
CoreSite Realty Corporation:
We consent to the use of our report dated July 27, 2010, with respect to the consolidated balance sheets of CoreSite Predecessor, as of December 31, 2009 and 2008, and the related consolidated statements of operations, member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related consolidated financial statement schedule III, and our reports dated May 13, 2010, with respect to (1) the combined balance sheets of CoreSite Acquired Properties, as of December 31, 2009 and 2008, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related combined financial statement schedule III, and (2) the balance sheet of CoreSite Realty Corporation as of May 1, 2010, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report dated May 13, 2010, with respect to the combined financial statements and financial statement schedule of CoreSite Acquired Properties contains an explanatory paragraph that states that one of the combined entities has significant short-term debt obligations that raise substantial doubt about its ability to continue as a going concern. The combined financial statements and financial statement schedule do not include any adjustments that might result from the outcome of the uncertainty.
/s/ KPMG LLP

Denver, Colorado
July 27, 2010